  Exhibit 99.1

ABMC REPORTS SECOND QUARTER 2019 RESULTS

Kinderhook, N.Y., August 14, 2019 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three and six months ended June 30, 2019.

Chief Executive Officer Melissa A. Waterhouse stated, “We are pleased that the second quarter of 2019 was our second consecutive quarter of increased sales. While sales are down when comparing prior periods, we are hopeful that we are on the right track to reversing that trend. Our contract business continues to grow and we expect this will positively impact sales in the second half of 2019. In addition to these new customers, we are exploring a number of other potential sales opportunities.”

Waterhouse continued, “We are currently exploring options to refinance current debt given our facilities expire in early/mid 2020. These efforts are expected to result in new or extended facilities. And finally, we continue to be diligent in our efforts to maintain appropriate operational expense levels.”

Financial Highlights

● Net sales in the second quarter of 2019 were $958,000, compared to net sales of $1,069,000 in the second quarter of 2018, a decrease of $111,000, or 10.4%. Net sales in the six months ended June 30, 2019 were $1,880,000, compared to net sales of $2,110,000 in the six months ended June 30, 2018, a decrease of $230,000, or 10.9%.

● Operating loss was $155,000 in the second quarter of 2019, compared to an operating loss of $74,000 in the second quarter of 2018. Operating loss was $329,000 in the six months ended June 30, 2019, compared to an operating loss of $281,000 in the six months ended June 30, 2018.

● Net loss was $56,000, or $(0.00) per share, in the second quarter of 2019, compared to net loss of $147,000, or $(0.00) per share, in the second quarter of 2018. Net loss was $296,000, or $(0.01) per share, for the six months ended June 30, 2019, compared to net loss of $413,000, or $(0.01) per share, in the six months ended June 30, 2018.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net sales	$958,000	$1,069,000	$1,880,000	$2,110,000
Cost of goods sold	652,000	632,000	1,269,000	1,301,000
Gross profit	306,000	437,000	611,000	809,000

Operating expenses:
Research and development	20,000	19,000	39,000	44,000
Selling and marketing	107,000	148,000	219,000	310,000
General and administrative	334,000	344,000	682,000	736,000
Total operating expenses	461,000	511,000	940,000	1,090,000

Operating loss	(155,000)	(74,000)	(329,000)	(281,000)

Other income / (expense)	101,000	(71,000)	35,000	(130,000)

Net loss before tax	(54,000)	(145,000)	(294,000)	(411,000)

Income tax expense	(2,000)	(2,000)	(2,000)	(2,000)

Net loss	$(56,000)	$(147,000)	$(296,000)	$(413,000)

Basic & diluted loss per common share	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares outstanding – basic and diluted	32,521,675	29,936,111	32,445,244	29,879,754

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets

	June 30,
	2019 (unaudited)	December 31,2018
ASSETS
Current Assets
Cash and cash equivalents	$99,000	$113,000
Accounts receivable, net of allowance for doubtful accounts of $36,000 at June 30, 2019 and $36,000 at December 31, 2018	393,000	452,000
Inventory, net of allowance of $280,000 at June 30, 2019 and $268,000 at December 31, 2018	825,000	1,019,000
Prepaid expenses and other current assets	1,000	29,000
Right of use asset – operating leases	19,000	0
Total current assets	1,337,000	1,613,000
Property, plant and equipment, net	681,000	718,000
Patents, net	119,000	123,000
Right of use asset – operating leases	7,000	0
Other assets	21,000	21,000
Total assets	$2,165,000	$2,475,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$555,000	$359,000
Accrued expenses and other current liabilities	443,000	449,000
Right of use liability – operating leases	19,000	0
Wages payable	141,000	278,000
Line of credit	378,000	502,000
Current portion of long-term debt, net of deferred finance costs	1,040,000	237,000
Total current liabilities	2,576,000	1,825,000
Long-term debt/other liabilities, net of current portion and deferred finance costs	1,000	796,000
Right of use liability – operating leases	7,000	0
Total liabilities	2,584,000	2,621,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Equity:
Common stock	325,000	323,000
Additional paid-in capital	21,425,000	21,404,000
Accumulated deficit	(22,169,000)	(21,873,000)
Total stockholders’ equity	(419,000)	(146,000)
Total liabilities and stockholders’ equity	$2,165,000	$2,475,000
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